Exhibit 99.1
MILESTONE HOLDCO, LLC

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Member of
Milestone HoldCo, LLC
San Mateo, California

We have audited the accompanying consolidated financial statements of Milestone HoldCo, LLC and subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures -to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Milestone HoldCo, LLC and subsidiaries as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 23, 2018 (January 14, 2019 for the adoption of ASU 2016-18)

MILESTONE HOLDCO, LLC
Consolidated Balance Sheets
(In thousands)

	December 31, 2017	September 30, 2018
ASSETS		(unaudited)
Current assets:
Cash and cash equivalents	$29,022	$52,577
Accounts receivable, net of allowance for doubtful accounts of $2,512 and $2,665, respectively	79,972	78,389
Prepaid expenses and other current assets	15,529	16,383
Total current assets	124,523	147,349
Property and equipment, net	30,335	32,451
Goodwill	1,161,604	1,183,484
Intangible assets, net	428,772	394,186
Other assets	5,638	7,485
Total assets	$1,750,872	$1,764,955
LIABILITIES, REEDEMABLE NON-CONTROLLING INTEREST AND MEMBER'S EQUITY
Current liabilities:
Accounts payable	$8,549	$10,321
Accrued expenses and other current liabilities	36,589	44,338
Deferred revenue	135,452	148,059
Total current liabilities	180,590	202,718
Term loan	364,938	450,436
Other liabilities	11,688	15,797
Total liabilities	557,216	668,951
Commitments and contingencies (Note 9)
Redeemable non-controlling interests (Note 4)	22,370	38,921
Member's equity:
Member's interest	1,464,748	1,464,748
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(16)	8
Accumulated deficit	(293,446)	(407,673)
Total member's equity	1,171,286	1,057,083
Total liabilities, redeemable non-controlling interests and member's equity	$1,750,872	$1,764,955

The accompanying notes are an integral part of these consolidated financial statements

MILESTONE HOLDCO, LLC
Consolidated Statements of Operations
(In thousands)

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2017	2018
Revenues:		(unaudited)
Subscription and support	$276,126	$197,186	$261,352
Professional services and other	29,503	22,020	25,254
Total revenue	305,629	219,206	286,606
Cost of revenue:
Subscription and support	82,533	59,957	75,855
Professional services and other	26,131	20,431	17,874
Total cost of revenue	108,664	80,388	93,729
Gross profit	196,965	138,818	192,877
Operating expenses:
Research and development	49,857	36,306	44,059
Sales and marketing	210,222	159,559	172,811
General and administrative	41,048	32,492	32,570
Acquisition-related expenses	429	429	339
Restructuring charges	2,928	761	(283)
Total operating expenses	304,484	229,547	249,496
Loss from operations	(107,519)	(90,729)	(56,619)
Interest expense	(43,396)	(32,326)	(22,064)
Loss on debt extinguishment (Note 8)	—	—	(21,027)
Interest income and other expense, net	(386)	(238)	(2,247)
Loss before income taxes	(151,301)	(123,293)	(101,957)
Provision (benefit) for income taxes	115	1,869	(690)
Net loss	(151,416)	(125,162)	(101,267)
Net loss attributable to redeemable non-controlling interest (Note 4)	1,098	724	36
Net loss attributable to Milestone HoldCo, LLC	$(150,318)	$(124,438)	$(101,231)

The accompanying notes are an integral part of these consolidated financial statements

MILESTONE HOLDCO, LLC
Consolidated Statements of Comprehensive Loss
(In thousands)

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2017	2018
		(unaudited)
Net loss	$(151,416)	$(125,162)	$(101,267)

Other comprehensive gain (loss):
Foreign currency gain	32	(18)	40
Total comprehensive loss	(151,384)	(125,180)	(101,227)

Net loss attributable to redeemable non-controlling interests (excluding adjustment to redeemable non-controlling interests)	1,098	724	36
Other comprehensive income (loss) attributable to redeemable non-controlling interests	60	63	(16)
Comprehensive loss attributable to Milestone HoldCo, LLC	$(150,226)	$(124,393)	$(101,207)

The accompanying notes are an integral part of these consolidated financial statements

MILESTONE HOLDCO, LLC
Consolidated Statements of Member's Equity
(In thousands)

	Member's Interest	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Member's Equity
	Amount	Shares	Amount
Balance at December 31, 2016	$1,464,748	—	$—	$(2,429)	$(108)	$(138,259)	$1,323,952
Stock-based compensation	—	—	—	5,580	—	—	5,580
Net loss attributable to Milestone HoldCo, LLC including a $4,800 adjustment to redeemable non-controlling interest	—	—	—	(3,151)	—	(155,187)	(158,338)
Foreign currency translation adjustments	—	—	—	—	92	—	92
Balance at December 31, 2017	1,464,748	—	—	—	(16)	(293,446)	1,171,286
Issuance of common stock upon exercise and early exercise of stock options (unaudited)	—	106	—	1,166	—	—	1,166
Stock-based compensation (unaudited)	—	—	—	5,813	—	—	5,813
Net loss attributable to Milestone HoldCo, LLC including a $17,900 adjustment to redeemable non-controlling interest (unaudited)	—	—	—	(6,979)	—	(114,227)	(121,206)
Foreign currency translation adjustments attributable to Milestone HoldCo, LLC (unaudited)	—	—	—	—	24	—	24
Balance at September 30, 2018 (unaudited)	$1,464,748	106	$—	$—	$8	$(407,673)	$1,057,083

The accompanying notes are an integral part of these consolidated financial statements

MILESTONE HOLDCO, LLC
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2017	2018
Cash flows from operating activities:		(unaudited)
Net loss	$(151,416)	$(125,162)	$(101,267)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	91,559	68,354	71,471
Amortization of debt issuance costs	2,728	2,038	1,228
Stock-based compensation	5,580	6,076	5,813
Deferred income taxes	(2,112)	(42)	(2,100)
Provision for doubtful accounts	2,060	1,806	1,353
Loss in disposal of assets	2,336	486	—
Loss on debt extinguishment	—	—	21,027
Net changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(16,063)	(2,088)	3,472
Prepaid expenses and other assets	(798)	(3,239)	(253)
Other assets	(646)	(177)	(747)
Accounts payable	(301)	(674)	3,824
Accrued expenses and other current liabilities	2,825	367	7,453
Deferred revenues	35,958	25,097	8,318
Other liabilities	5,288	1,413	4,949
Net cash provided by (used in) operating activities	(23,002)	(25,745)	24,541
Cash flows from investing activities:
Purchase of property and equipment	(16,224)	(10,716)	(16,039)
Cash received from disposal of property and equipment	—	17	—
Cash used in acquisition, net of cash acquired	(3,742)	(3,742)	(40,901)
Cash used for capitalized software development	(4,912)	(4,329)	(4,220)
Net cash used in investing activities	(24,878)	(18,770)	(61,160)
Cash flows from financing activities:
Proceeds from issuance of common stock upon exercise of stock options	—	—	1,167
Payment of issuance of principal of old debt	—	—	(375,000)
Payment of termination fees on old debt	—	—	(11,250)
Proceeds from issuance of new term loan	—	—	457,700
Repayment of debt	—	—	(1,150)
Payment of debt issuance costs	—	—	(7,360)
Redemption of put options from non-controlling interests	(1,517)	(1,517)	(3,455)
Net cash provided by (used in) financing activities	(1,517)	(1,517)	60,652
Effect of foreign exchange rate changes on cash and cash equivalents	762	908	275
Net increase (decrease) in cash, cash equivalents and restricted cash	(48,635)	(45,124)	24,308
Cash, cash equivalents and restricted cash at beginning of period	79,892	79,892	31,257
Cash, cash equivalents and restricted cash at end of period	$31,257	$34,768	$55,565
Supplemental disclosures of cash flow information:
Cash paid for interest	$40,548	$30,282	$17,062
Cash paid for income taxes	$985	$902	$816
Supplemental disclosure of noncash investing and financing activities:
Unpaid and accrued fixed assets	$3,773	$2,591	$779
Property and equipment acquired through tenant improvement allowance	$1,521	$—	$3,032

The accompanying notes are an integral part of these consolidated financial statements

1.	ORGANIZATION AND BASIS OF PRESENTATION

On August 16, 2016, Marketo, Inc. (“Marketo” or “Predecessor”) was acquired by certain affiliates of Vista Equity Partners (“Vista” or “Member”), a private equity company. The acquisition was effected by the merger of Milestone Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Milestone HoldCo, LLC, a Delaware limited liability company (“Company”) and Marketo. Pursuant to the Agreement and Plan of Merger (“Merger Agreement”) Merger Sub merged with and into Marketo, and Marketo continued as the surviving corporation and as a wholly owned subsidiary of Company (the “Merger”). Member of Merger Sub shall not have any personal liability whatsoever in such Member’s capacity as a Member, whether to Company, to the creditors of Company, or to any other third party, for the debts, liabilities, commitments or any other obligations of Company or for any losses of Company. As of December 31, 2017 and September 30, 2018, Company only holds its investment in Marketo and equity balances from the initial contribution by the Member.
Under the terms of the Merger Agreement, each share of common stock, par value of $0.001 per share was cancelled and extinguished and converted into a right to receive cash in the amount equal to $35.25 per share, without interest thereon (the “Per Share Price”). In addition, (1) each stock option issued by Marketo, whether vested or unvested was cancelled immediately prior to the effective date of the Merger and converted into the right to receive an amount in cash, equal to the amount of the Per Share Price (less the exercise price per share attributable to such Predecessor option); multiplied by the total number of shares of Predecessor common stock issuable upon exercise in full of such Predecessor option, without interest thereon and less any applicable withholding taxes; (2) each restricted stock unit and market stock unit outstanding prior to the effective date of the Merger, was cancelled immediately prior to the Merger and converted into a right to receive the Per Share Price multiplied by the number of shares of common stock underlying such restricted stock unit or market stock unit. Stock options for which the option exercise price per share was equal to or greater than the Per Share Price were cancelled without any cash payment being made.
Business - The Company is the provider of a leading cloud-based Engagement Marketing Platform that is purpose-built to enable organizations ranging from small and medium businesses (SMBs) to the world’s largest enterprises to engage in modern relationship marketing. The Company’s platform enables the effective execution, management and analytical measurement of online, social, mobile and offline marketing activities and customer interactions in today’s data-centric, multi-channel business environment. The Company has built a rich set of applications across eleven categories that run on the Engagement Marketing Platform, as follows: Marketing Automation, Email Marketing, Mobile Engagement, Social Marketing, Digital Ads, Web Personalization, Marketing Analytics, Predictive Content, Marketing Calendar, Account Based Marketing and Sales Insight. The Company generally offers its services on an annual subscription basis with quarterly or annual payment terms.
The Company operates from its headquarters in San Mateo, California and has operating subsidiaries in Canada, Ireland, Australia, Israel, Japan and the United Kingdom.
Basis of Presentation - The unaudited condensed financial statements are prepared in conformity with U.S. generally accepted accounting principles, or GAAP, for interim reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair statement of the unaudited condensed financial statements as of and around the nine months ended September 30, 2018 and September 30, 2017 have been recorded.
Basis of Consolidation - The consolidated financial statements include the accounts of Milestone HoldCo, LLC and its wholly owned and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Use of Estimates - The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Such management estimates and assumptions include the estimated selling price for the various elements in our customer contracts, the allowance for doubtful accounts, stock-based compensation expense, useful lives of intangible assets, redemption value of redeemable non-controlling interests and the valuation of deferred tax assets and acquired intangible assets. Actual results could differ materially from those estimates, and such differences could be material to the financial statements and affect the results of operations reported in future periods.
Redeemable Non-Controlling Interests - The Company’s Japanese subsidiary (Marketo KK) is not wholly owned. The agreement with the minority investors of Marketo KK contain redemption features whereby the interests held by the minority investors are redeemable either (i) at the option of the minority investors or (ii) at the option of the Company. In connection with the Merger, the original agreement was amended, and as a result, twenty percent of the common stock held by the minority investors became callable by Marketo or puttable by the minority investors on December 31, 2016. This percentage increased to forty percent on December 31, 2017, and increased to one hundred percent on October 31, 2018 upon the consummation of the acquisition of the Company by Adobe Inc. (the “Adobe acquisition”). Once the call option was exercised, the redemption value was determined based on a prescribed formula derived by multiplying the revenues of Marketo KK less intercompany expenses by a revenue multiple, which was be determined using the Company’s enterprise value and trailing twelve-month revenues and any excess cash and cash equivalents that Marketo KK had in excess of intercompany payables to the Company. The redeemable non-controlling interests in Marketo KK are classified outside of member’s equity in the consolidated balance sheet, primarily due to the put right available to the redeemable non-controlling interest holders. The balance of the redeemable non-controlling interests is reported at the greater of the initial carrying amount adjusted for the redeemable non-controlling interest’s share of earnings or losses and other comprehensive income or loss, or its estimated redemption value. The resulting changes in the estimated redemption amount (increases or decreases) are recorded with corresponding adjustments against retained earnings or, in the absence of retained earnings, additional paid-in-capital until the balance is zero, then accumulated deficit. Accordingly, at December 31, 2017, the balance of the redeemable non-controlling interests was adjusted to its expected redemption value, resulting in a reduction of $3.2 million to additional paid-in capital and an increase of $4.8 million to accumulated deficit. At September 30, 2018 (unaudited), the balance of the redeemable non-controlling interests was adjusted to its expected redemption value, using the amount paid for the remaining outstanding redeemable common stock at the date of the Adobe acquisition (see Note 13) resulting in a reduction of $2.1 million to additional paid-in capital and an increase of $17.9 million to accumulated deficit. These interests are presented on the balance sheets outside of member’s equity under the caption “Redeemable non-controlling interests.”
Foreign Currency - The functional currency of the Company’s foreign subsidiaries is their respective local currency. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the exchange rates in effect at the balance sheet dates, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive loss. Income and expense accounts are translated at average exchange rates during the year. Foreign currency remeasurement and transaction gains and losses are recorded in other income (expense), net and are not significant for any of the periods presented.
Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. Cash and cash equivalents primarily consist of cash on deposit with banks and investments in money market funds. Total cash equivalents were $21.5 million and $12.6 million as of September 30, 2018 (unaudited) and December 31, 2017, respectively.
Restricted Cash - The Company classifies a restricted cash balance associated with deposits for the San Mateo office lease, Denver office lease, an Australian office lease and an office lease in Japan, within other assets on the accompanying balance sheets as of September 30, 2018 and December 31, 2017 based upon the term of the restriction. Total restricted cash were $3 million and $2.2 million as of September 30, 2018 (unaudited) and December 31, 2017, respectively.
Allowance for Doubtful Accounts - Accounts receivable are carried at the original invoiced amount less an allowance made for doubtful accounts. The Company maintains an allowance for doubtful accounts based on the probability of future collection. When management becomes aware of circumstances that may decrease the likelihood of collection, it records a specific allowance against amounts due, which reduces the net receivable to the amount that management reasonably believes will be collected. For all other customers, management determines the adequacy of the allowance based on historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific accounts. The Company reviews its allowance for doubtful accounts monthly and writes off receivable balances that are deemed to be uncollectible. Increases in the allowance are recorded in general and administrative expense in the period incurred. The Company does not have any off-balance sheet credit exposure related to its customers.
Property and Equipment, Net - Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the asset. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the estimated useful life of the asset or improvement. Depreciation and amortization begins when the asset is ready for its intended use. Assets held within construction in progress (CIP) are not depreciated. CIP is related to the construction or development of property and equipment that have not yet been placed in service for their intended use. Cost of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.
Useful lives by principal classifications are as follows:

Computer equipment	3 years
Software	3 years
Office furniture	5 years
Leasehold improvements	Shorter of useful life or remaining lease term
When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in the statements of operations.
Capitalized Software Development Costs - Costs incurred to develop the Company’s cloud-based platform and applications consist of (a) certain external direct costs of materials and services incurred in developing or obtaining internal use computer software and (b) payroll and payroll related costs for employees who are directly associated with, and who devote time to, a given project. These costs generally consist of internal labor during configuration, coding and testing activities. Research and development costs incurred during the preliminary project stage or costs incurred for data conversion activities, training, maintenance and general and administrative or overhead costs are expensed as incurred. Capitalization begins when the preliminary project stage is complete, management with the relevant authority authorizes and commits to the funding of the software project, it is probable the project will be completed, and the software will be used to perform the functions intended and certain functional and quality standards have been met. Additionally, the Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Capitalized software development costs are amortized into cost of sales on a straight-line basis over the estimated useful life, which is generally three years. The Company capitalized software development costs for the nine-month periods ended September 30, 2018 (unaudited) and 2017 (unaudited), and the year ended December 31, 2017 of $4.2 million, $4.3 million and $4.9 million, respectively. Amortization expense for the nine-month periods ended September 30, 2018 (unaudited) and 2017 (unaudited), and the year ended December 31, 2017, was $0.4 million, $0.3 million, and $0.5 million, respectively.
Business Combinations - When the Company acquires businesses, it allocates the purchase price to tangible assets and liabilities, and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on historical experience and information obtained from the management of the acquired companies. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable. In addition, unanticipated events and circumstances may occur which may affect the accuracy or validity of such estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Goodwill and Other Intangible Assets - The Company records goodwill when the consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment. Goodwill is evaluated for impairment based on an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount (“Step 0”). If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test becomes unnecessary.
The first step of the test for goodwill impairment compares the fair value of the applicable reporting unit with its carrying value. If the fair value of a reporting unit is less than the reporting unit’s carrying value, the Company will then perform the second step of the test for impairment of goodwill. During the second step of the test for impairment of goodwill, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying value of that goodwill. If the carrying value of the goodwill exceeds the calculated implied fair value, the excess amount will be recognized as an impairment loss. The Company has determined that there is a single reporting unit for the purpose of goodwill impairment tests.
The Company performs testing for impairment of goodwill on an annual basis (October 31st), or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company performed its annual impairment test of goodwill (“Step 0”) as of October 31, 2017 and did not record any goodwill impairment charges during fiscal 2017 as it concluded that its fair value exceeded its carrying amount. The Company did not identify any events or circumstances that would more likely than not reduce the fair value of its recorded goodwill below its carrying amount during the nine months ended September 30, 2018 (unaudited).
Other intangible assets with definite lives are stated at cost less accumulated amortization and are amortized on a straight-line basis over their estimated remaining economic lives. The Company also routinely reviews the remaining estimated useful lives of its finite-lived intangible assets. If the estimated useful life for an asset is reduced, the remaining unamortized balance would be amortized over the revised estimated useful life.
Impairment of Long Lived Assets - The Company continually monitors events and changes in circumstances that could indicate that carrying amounts of its long-lived assets, including property and equipment and identifiable intangible assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flow. If the future undiscounted cash flow is less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. The Company did not recognize impairment charges on its long-lived assets during any of the periods presented.
Concentration of Credit Risk and Significant Customers - The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits exceed federally insured limits. The Company generally does not require collateral from its customers and generally requires payment 30 days from the invoice date. The Company’s accounts receivable are derived from revenue earned from customers located primarily in North America and Europe. The Company periodically evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary, based on the age of the receivable and collection experience.
No single customer accounted for more than 10% of accounts receivable as of September 30, 2018 (unaudited) and December 31, 2017. No single customer accounted for 10% or more of total revenue for the nine-month periods ended September 30, 2018 (unaudited) and 2017 (unaudited), and for the year ended December 31, 2017.
Revenue Recognition - The Company derives its revenue from two sources:

(1)
Subscription and support revenue. Subscription and support revenue consists of subscription fees from customers accessing the Company’s cloud-based solutions platform and applications, as well as related customer support services; and

(2)
Professional services and other revenue. Professional services and other revenue consists of fees associated with providing expert services that educate and assist the Company’s customers on the best use of the Company’s solutions as well as assist in the implementation of the Company’s solution.

Revenue recognition commences when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery or performance has occurred;

•	Fees are fixed or determinable; and

•	Collectability is reasonably assured.

In the majority of instances, revenue from new customers is generated under sales agreements with multiple elements, comprised of subscription and support fees from customers accessing the Company’s cloud-based platform and applications and professional consultation services. The Company evaluates each element in a multiple element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within the Company’s control. Subscription and support have standalone value because they are routinely sold separately by the Company. Most of the professional services have standalone value because the Company has sold professional services separately, and there are several third-party vendors that routinely provide similar professional services to the Company’s customers on a standalone basis.
The Company allocates total arrangement fees to each element in a multiple element arrangement based on the relative selling price hierarchy of each element. The amount of arrangement fee allocated to each element is limited by contingent revenue, if any.
The relative selling price hierarchy consists of the following: Selling price for a deliverable is based on its 1) Vendor Specific Objective Evidence (“VSOE”), if available, 2) Third Party Evidence (“TPE”), if VSOE is not available, or 3) Estimated Selling Price (“ESP”), if neither VSOE nor TPE is available. Because the Company has been unable to establish VSOE or TPE for the elements of its arrangements, the Company establishes the ESP for each element primarily by considering the median of actual sales prices of each type of subscription, support and professional services sold. For subscription and support arrangements, management considered other factors such as database sizes, pricing practices and market considerations.
Subscription and support revenue is recognized commencing upon delivery of the Company’s cloud-based services, which is the date a new subscription is provisioned and made available to a new customer, or new or expanded capabilities are provisioned and added to an existing subscription, provided that all of the other revenue recognition criteria are first met, referred to as the “Commencement Date”. Subscription and support revenue is recognized from the Commencement Date ratably thereafter over the remaining contractual term, which is generally 12 to 36 months. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.
Professional services and other have standalone value from the related subscription services. The majority of the Company’s professional services contracts are offered on a time and material basis. When these services are not combined with subscription and support revenue in a multiple element arrangement, services revenue is recognized as the services are rendered.
The Company’s professional services also consist of short term enablement and implementation services, which are offered at a flat fee. The enablement services teams assist customers with standard adoption procedures for the Company’s platform. Because such enablement services typically are completed within a short period (usually one to ten days), the Company recognizes revenue from this service upon completion. The implementation services consist of short term “use it or lose it” services to assist customers with standard implementation and to implement the customer’s first marketing campaign which are offered at a flat fee. Such flat fees are recognized ratably over a period of up to 6 months.
The Company’s time and material and fixed price professional service contracts are generally delivered within one year from the date of the arrangement.
Sales and other taxes collected from customers to be remitted to government authorities are primarily reported on a net basis, where taxes collected are excluded from revenue.
Cost of Revenue - Cost of subscriptions, support, professional services and other revenue are expensed as incurred. Cost of subscription and support revenue primarily consists of expenses related to hosting the Company’s service and providing support to the Company’s customers. These expenses are comprised of data center operations costs and personnel and related costs directly associated with the Company’s cloud infrastructure, customer support and customer success organizations, including salaries, benefits, bonuses and stock based compensation, as well as allocated overhead. Overhead associated with facilities and depreciation, excluding depreciation related to the Company’s data center infrastructure, is allocated to cost of revenue and operating expenses based on headcount. Cost of professional services and other revenue consists primarily of personnel and related costs directly associated with the Company’s professional services and training organizations, including salaries, benefits, bonuses and stock based compensation, the costs of sub contracted third party vendors, as well as allocated overhead.
Deferred Revenue - Deferred revenue consists of billings or payments received in advance of revenue recognition and are recognized as the revenue recognition criteria are met. The Company generally invoices its customers annually or in quarterly installments payable in advance. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi year, non-cancelable arrangements. The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within one year from the balance sheet date.

Commissions - Sales and marketing commissions are recognized as an expense generally at the time the customer order is signed. Substantially all of the effort by the sales and marketing organization is expended through the time of closing the sale with limited or no involvement thereafter. Commissions paid are subject to clawback by the Company in the event the customer fails to make payment on the agreement.
Warranties and Indemnification - The Company’s cloud-based solutions platform and applications are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s on-line help documentation under normal use and circumstances.
The Company includes service level commitments to its customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs as a result of such commitments and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
The Company’s arrangements include provisions indemnifying customers against liabilities if the Company’s products infringe a third party’s intellectual property rights. The Company also enters into arrangements that include provisions indemnifying customers for other liabilities from time to time. The Company has not incurred any costs as a result of such indemnification and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of those persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that may enable the Company to recover a portion of any future indemnification amounts paid.
Advertising Costs - Advertising costs are expensed as incurred. For the nine-month periods ended September 30, 2018 (unaudited) and 2017 (unaudited), and for the year ended December 31, 2017, advertising expenses were $2.2 million, $2 million, and $2.5 million, respectively.
Stock-Based Compensation - The Company uses the fair value method for recording stock-based compensation. Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair value as calculated by the Black-Scholes option pricing model. The Company recognizes compensation cost for stock option grants on a straight-line basis over the requisite service period for the entire award. See Note 10 for more detail on the stock option plan.
The Company has granted long-term target incentive cash awards to certain employees under the Long-Term Incentive Plan (“LTIP”), which will be payable upon a liquidity event if a defined equity return multiple is achieved. As the multiple is tied to a liquidity event, any compensation charge associated with these awards is considered stock-based compensation in accordance with U.S. GAAP. Since a liquidity event is a contingent event that is outside of the control of the employee, it is not considered probable until the event occurs. Therefore, Company has not recognized any stock-based compensation expense associated with these awards.
Income Taxes - The September 30, 2017 provision for income taxes is computed using an estimated annual effective tax rate in accordance with the interim period guidance under ASC 740-270. The September 30, 2018 and December 31, 2017 provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.
Compliance with income tax regulations requires the Company to make decisions relating to the transfer pricing of revenue and expenses between each of its legal entities located in several countries. The Company’s determinations include many decisions based on management’s knowledge of the underlying assets of the business, the legal ownership of these assets, and the ultimate transactions conducted with customers and other third parties. The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in multiple tax jurisdictions. The Company may be periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews may include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, the Company records estimated reserves when it is more likely than not that an uncertain tax position will not be sustained upon examination by a taxing authority. Such estimates are subject to change.
Recent Accounting Pronouncements -
In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement: Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”. This ASU clarifies the disclosure requirements under Topic 820, Fair Value Measurement. The standard is effective for all entities for fiscal years beginning after December 15, 2019. The Company intends to adopt the guidance on the effective date and does not expect the adoption of this ASU to have a material impact on the financial position, results of operations, or cash flows.
In August 2018, the FASB issued ASU 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”. This ASU clarifies the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for non-public business entities for annual reporting periods beginning after December 15, 2020. Early adoption of the amendments is permitted including adoption in any interim period, for all entities. The Company intends to adopt the guidance on the effective date and does not expect the adoption of this ASU to have a material impact on the financial position, results of operations, or cash flows.
In February 2018, the FASB issued ASU 2018-02, “Income Statement - Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. This ASU allows for the reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act enacted in December 2017. The standard is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company adopted the new guidance in the period of adoption, effective January 1, 2019. The adoption of this ASU did not have a material impact on the financial position, results of operations, or cash flows.
In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation Scope of Modification Accounting”. This ASU clarifies which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The standard is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. The Company adopted the guidance effective January 1, 2018 using the prospective method of adoption. The adoption of this ASU did not have a material impact on the financial position, results of operations, or cash flows.
In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment”. This ASU simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. This ASU should be applied on a prospective basis. The ASU is effective for the Company beginning January 1, 2022. Early adoption is permitted. The Company intends to adopt the guidance on the effective date and does not expect the adoption of this ASU to have a material impact on the financial position, results of operations, or cash flows.
In January 2017, the FASB issued ASU 2017-01, “Clarifying the Definition of a Business”. This ASU clarifies the definition of a business by providing entities with guidance on evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this ASU, when determining whether an integrated set of assets and activities constitutes a business, entities must go through a “screen”. The screen requires entities to compare the fair value of gross assets acquired to the fair value of a single identifiable asset or group of similar identifiable assets. If substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in the single identifiable asset or group of similar identifiable assets, the integrated set of assets and activities is not a business. This ASU should be applied prospectively and is effective for the Company beginning January 1, 2019. Early adoption is permitted. The Company adopted the guidance effective January 1, 2019 using the prospective method of adoption. The adoption of this ASU did not have a material impact on our financial position, results of operations, or cash flows.

In November 2016, the FASB issued ASU 2016-18, “Restricted Cash”. This ASU clarifies how entities should present restricted cash and restricted cash equivalents in the statements of cash flows. The guidance requires entities to show the changes in total cash, cash equivalents, restricted cash and restricted cash equivalents in the statements of cash flows. Entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted equivalents in the statements of cash flows. The guidance will be applied retrospectively and is effective for the Company beginning January 1, 2018. Early adoption in permitted. The Company adopted the guidance effective January 1, 2018 using the retrospective method of adoption. As a result of the adoption, the Company changed the presentation in its statements of cash flows for all periods presented. The adoption of this ASU did not have a material impact on our consolidated financial statements, results of operations, or cash flows.
In April 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This ASU addresses certain implementation issues that have surfaced since the issuance of ASU 2014-09 in May 2014. The ASU provides guidance in identifying performance obligations and determining the appropriate accounting for licensing arrangements. The amendments in this ASU will be effective for the Company beginning January 1, 2019, and for interim periods therein. The Company adopted the new guidance effective January 1, 2019 using the modified retrospective transition method. The adoption of this ASU did not have a material impact on the financial position, results of operations, or cash flows.
In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606) Principal versus Agent Considerations (Reporting Revenue Gross versus Net). ASU 2016-08 further clarifies principal and agent relationships within ASU 2014-09. The amendment will be effective for the Company beginning January 1, 2019, including interim reporting periods within that reporting year. The Company adopted the new guidance effective January 1, 2019 using the modified retrospective transition method. The adoption of this ASU does not have a material impact on the financial position, results of operations, or cash flows.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. ASU 2014-09 also specifies the accounting for some costs to obtain or fulfill a contract with a customer. In July 2015, the FASB approved a one-year deferral of the effective date for the new revenue reporting standard for entities reporting under U.S. GAAP. In accordance with the deferral, this guidance was effective for the Company, beginning January 1, 2019, and could be applied either retrospectively to each period presented or as a cumulative effect adjustment as of the date of adoption. Early adoption was permitted beginning January 1, 2017. The updated standard replaced most existing revenue recognition guidance in GAAP when it became effective and permitted the use of either the full retrospective or modified retrospective transition method. We adopted the updated standard effective January 1, 2019 using the modified retrospective transition method. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements. The primary impact of adopting the new standard related to the deferral of incremental commission costs of obtaining subscription contracts and incremental required disclosures.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is intended to improve the accounting for share-based payment transactions as part of the FASB’s simplification initiative. The ASU changes seven aspects of the accounting for share-based payment award transactions, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statements of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; (5) classification of employee taxes paid on the statements of cash flows when an employer withholds shares for tax-withholding purposes; (6) practical expedient-expected term (nonpublic only); and (7) intrinsic value (nonpublic only). The ASU was effective for the Company’s fiscal years beginning January 1, 2018, and early adoption was permitted. The Company early adopted this guidance effective January 1, 2017 using the prospective method of adoption and has accounted for forfeitures as they occur. The adoption of this guidance did not have a material impact to the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases, which, among other things, requires lessees to recognize most leases on-balance sheet. This will increase lessees’ reported assets and liabilities-in some cases very significantly. Lessor accounting remains substantially similar to current U.S. GAAP. ASU 2016-02 supersedes Topic 840, Leases. This ASU is effective for the Company’s interim and annual periods beginning January 1, 2020 with early adoption permitted. ASU 2016-02 mandates a modified retrospective transition method for all entities. The Company is evaluating the impact of the updated guidance on the Company’s consolidated financial statements and related disclosures and has not determined if it will early adopt.

3.	BUSINESS COMBINATIONS

Bizible Inc.
On April 2018 (unaudited), the Company completed the acquisition of all of the outstanding shares of capital stock of Bizible, Inc. (“Bizible”). Bizible provides companies with B2B marketing attribution and revenue planning software to enable them to measure and plan for revenue. The acquisition is intended to strengthen the Company’s position as a leader in engagement software. The aggregate purchase price was $40.9 million, net of $0.99 million cash acquired. The aggregate purchase price included $21.6 million of identifiable intangible assets and $21.88 million of goodwill that is not expected to be deductible for tax purposes. The identifiable intangible assets primarily relate to customer relationships, with an estimated useful life of eight years. The acquisition was recorded in accordance with the acquisition method of accounting for business combinations. The Company incurred approximately $0.5 million in acquisition related costs, primarily comprised of legal fees. The results of Bizible are included in our consolidated financial statements since the acquisition date and are not material. The following table sets forth the initial allocation of purchase price with respect to the acquisition (in millions) (unaudited):

Amount
Assets acquired:
Cash and cash equivalents	$0.99
Accounts receivable	1.54
Prepaid expenses and other current assets	0.63
Other assets	0.10
Goodwill	21.88
Developed technology	3.00
Customer relationships	16.40
Trademarks	1.90
In-process research & development	0.30
Fair value of assets acquired	46.74

Liabilities assumed:
Accounts payable	0.17
Accrued Liabilities	0.96
Deferred tax liability	1.24
Deferred revenue	2.47
Fair value of liabilities assumed	4.84

Purchase price	$41.90

The total amount of cash paid for the acquisition was $41.9 million and is comprised of the following (in millions) (unaudited):

Amount
Cash consideration paid to common stockholders	$26.14
Payment of outstanding indebtedness	2.00
Cash consideration paid to convertible note holders	8.50
Transaction bonuses	0.07
Acquisition costs (paid by Purchaser)	0.39
Escrow amounts	4.80
Purchase price	$41.90
Identifiable Intangible Assets - Developed technology relates to the suite of marketing performance management technology. The Company is amortizing the fair value of this asset over an estimated useful life of 5 years.
Customer relationships represent existing contracts and the underlying customer relationship. The Company is amortizing the fair value of this asset over an estimated useful life of 8 years.
Trademarks represent trademarks, domain names and other brand related intellectual property. The Company is amortizing the fair value of this asset over an estimated useful life of 5 years.
Acquisition Related Expenses - Fees and expenses related to the acquisition were $0.9 million. Of this amount, $0.4 million was recognized in the Acquiree’s consolidated financial statements, and $0.5 million was recognized in the Company’s consolidated financial statements. These fees consisted primarily of legal fees.
ToutApp Inc.
On April 2017, the Company completed the acquisition of all of the outstanding shares of capital stock of ToutApp, Inc. (“ToutApp”). ToutApp provides sales teams with sales campaign, content management, and analytics software to engage prospective customers in a personalized way. The acquisition is intended to strengthen the Company’s position as a leader in engagement software. The aggregate purchase price was $6.5 million, which includes cash paid of $4.5 million, net of cash acquired, and $2.0 million in holdback payable 24 months from the close of the acquisition recorded in Other Liabilities. The aggregate purchase price included $4.5 million of identifiable intangible assets and $5.5 million of goodwill that is not expected to be deductible for tax purposes. The identifiable intangible assets primarily relate to purchased technology, with an estimated useful life of five years. The acquisition was recorded in accordance with the acquisition method of accounting for business combinations. The Company incurred approximately $0.4 million in acquisition related costs, primarily comprised of legal fees. The results of ToutApp are included in our consolidated financial statements since the acquisition date and are not material.

4.	JOINT VENTURE

In February 2014, the Company entered into an agreement with SunBridge Corporation and Dentsu Digital Inc. (the Company entity to Dentsu eMarketing One K.K.) (collectively, the Investors) to engage in the investment, organization, management and operation of a Japanese subsidiary (Marketo KK) that is focused on the sale of the Company’s products and services in Japan. As of September 30, 2018 (unaudited), the Company and the Investors owned approximately 69.05% and 30.9% of the outstanding common stock in Marketo KK, respectively. As of December 31, 2017, the Company and the Investors owned approximately 64.1% and 35.9% of the outstanding common stock of KK, respectively.
In connection with the Merger, the original agreement was amended, and as a result, twenty percent of the common stock held by the minority investors became callable by the Company or puttable by the minority investors on December 31, 2016. This percentage increased to forty percent on December 31, 2017 and increased to one hundred percent on October 31, 2018 upon the Adobe acquisition. Once the call option was exercised, the redemption value was determined based on a prescribed formula derived by multiplying the revenues of Marketo KK less intercompany expenses by a revenue multiple, which was determined using the Company’s enterprise value and trailing twelve-month revenues and any excess cash and cash equivalents that Marketo KK had in excess of intercompany payables to the Company. For the nine-month period ended September 30, 2017 and the year ended December 31, 2017, $

1.5 million of put options were redeemed by the Company upon exercise by the Investors. During the nine months ended September 30, 2018 (unaudited), $3.4 million of put options were redeemed by the company upon exercise by the Investors. The redeemable non-controlling interests in Marketo KK are classified outside of member’s equity in the consolidated balance sheet as of December 31, 2017, primarily due to the put right available to the redeemable non-controlling interest holders. The balance of the redeemable non-controlling interests is reported at the greater of the initial carrying amount adjusted for the redeemable non-controlling interest’s share of earnings, or its estimated redemption value.
The redeemable non-controlling interests in Marketo KK are classified outside of member’s equity in the consolidated balance sheets as of September 30, 2018 and December 31, 2017, primarily due to the put right available to the redeemable non-controlling interest holders. In connection with the Adobe acquisition of Marketo in October 2018 (see Note 13), the redeemable non-controlling interest balances reported in the September 2018 (unaudited) consolidated financial statements were adjusted based on the amount paid for the interest as part of the acquisition, or $39 million.
The following table reconciles net loss and adjustment attributable to redeemable non-controlling interests for periods indicated below (in thousands):

Redeemable Non-Controlling Interests
Balance as of December 31, 2016	$17,034
Net loss attributable to redeemable non-controlling interests	(724)
Foreign currency translation adjustments	(63)
Adjustment to redeemable non-controlling interests	—
Redemption of put options	(1,517)
Other adjustments	(9)
Balance as of September 30, 2017 (unaudited)	14,721
Net loss attributable to redeemable non-controlling interests	(374)
Foreign currency translation adjustments	3
Adjustment to redeemable non-controlling interests	8,020
Redemption of put options	—
Other adjustments	—
Balance as of December 31, 2017	22,370
Net loss attributable to redeemable non-controlling interests (unaudited)	(36)
Foreign currency translation adjustments (unaudited)	16
Adjustment to redeemable non-controlling interests (unaudited)	19,975
Redemption of put options (unaudited)	(3,404)
Other adjustments (unaudited)	—
Balance as of September 30, 2018 (unaudited)	$38,921
Redeemable non-controlling interests above has been recorded at its estimated redemption value, as this exceeds its carrying value. This revaluation is performed on a recurring basis utilizing the Level 3 inputs described above. See Note 5 for a definition of Level 3 inputs.

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures certain financial assets at fair value on a recurring basis based on a fair value hierarchy that requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy, as follows:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As of September 30, 2018 (unaudited) and December 31, 2017, financial assets measured at fair value on a recurring basis were comprised of money market funds included within cash and cash equivalents.
The fair value of these financial assets was determined using the following inputs for the periods presented (in thousands):

	September 30, 2018 (unaudited)			December 31, 2017
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Money market funds	$21,499	$—	$—	$12,618	$—	$—
Total	$21,499	$—	$—	$12,618	$—	$—

6.	BALANCE SHEET COMPONENTS

Cash and Cash Equivalents - Cash and cash equivalents consist of the following (in thousands):

	September 30, 2018 (unaudited)	December 31, 2017
Cash	$31,078	$16,404
Cash equivalents:
Money market funds	21,499	12,618
Total cash equivalents	21,499	12,618
Cash and cash equivalents	$52,577	$29,022

Property and Equipment, Net - Property and equipment, net consists of the following (in thousands):

	September 30, 2018 (unaudited)	December 31, 2017
Computer equipment	$59,127	$48,612
Software	3,676	3,540
Office furniture	5,532	4,179
Leasehold improvements	17,066	14,273
Construction in progress	3,563	5,025
Total property and equipment	88,964	75,629
Less accumulated depreciation	(56,513)	(45,294)
Property and equipment, net	$32,451	$30,335

Construction in progress includes costs primarily related to network equipment infrastructure to support the Company’s data center.
Depreciation expense for the nine-month periods ended September 30, 2018 (unaudited) and 2017 (unaudited), and for the year ended December 31, 2017 was $11.3 million, $9.3 million, and $12.7 million, respectively.

Accrued Expenses and Other Current Liabilities - Accrued expenses and other current liabilities are as follows (in thousands):

	September 30, 2018 (unaudited)	December 31, 2017
Accrued bonuses, commissions and wages	$21,381	$19,849
Accrued sales tax and other taxes	4,984	3,954
Accrued vacation	4,835	3,680
Accrued marketing expenses	1,690	890
Accrued conference expenses	10	—
Accrued other	11,438	8,216
Total	$44,338	$36,589

7.	GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

	September 30, 2018 (unaudited)	Weighted Average Remaining Useful Life (in years)	December 31, 2017	Weighted Average Remaining Useful Life (in years)
Developed technology	$116,400	3.0	$113,400	3.7
Customer relationships	344,000	5.0	327,600	5.6
Trademarks	92,040	7.8	90,140	8.6
Capitalized software development costs	9,759	3.2	5,540	4.2
	562,199		536,680
Less accumulated amortization	(168,013)		(107,908)
Intangible assets, net	394,186		428,772

The changes in the carrying value of goodwill for the year ended December 31, 2017 and the nine months ended September 30, 2018 are as follows (in thousands):

Balance at December 31, 2016	$1,156,119
Additions	5,485
Balance at December 31, 2017	1,161,604
Additions (unaudited)	21,880
Balance at September 30, 2018 (unaudited)	$1,183,484

The amortization expense included in operating results was allocated as follows (in thousands):

	September 30, 2018 (unaudited)	December 31, 2017	September 30, 2017 (unaudited)
Cost of subscription and support revenue	$17,210	$22,939	$17,103
Sales and marketing	42,602	55,868	41,907
Total	$59,812	$78,807	$59,010

Based on the carrying amount of intangible assets as of December 31, 2017, the estimated future amortization is as follows (in thousands):

	2018	2019	2020	2021	2022	Thereafter	Total
Developed technology	$22,680	$22,680	$22,680	$14,498	$251	$—	$82,789
Customer relationships	9,010	9,010	9,010	9,010	9,010	32,661	77,711
Trademarks	46,838	46,838	46,791	46,771	46,771	29,232	263,241
Capitalized software development costs	634	1,274	1,105	752	660	606	5,031
Total	$79,162	$79,802	$79,586	$71,031	$56,692	$62,499	$428,772

Based on the carrying amount of intangible assets as of September 30, 2018 (unaudited), the estimated future amortization is as follows (in thousands):

	2018	2019	2020	2021	2022	Thereafter	Total
Developed technology	$5,820	$23,280	$23,280	$15,098	$851	$127	$68,456
Customer relationships	3,173	11,060	11,060	11,060	11,060	39,492	86,905
Trademarks	11,805	47,218	47,171	47,151	47,151	29,432	229,928
Capitalized software development costs	229	918	918	918	918	4,996	8,897
Total	$21,027	$82,476	$82,429	$74,227	$59,980	$74,047	$394,186

8.	TERM LOAN

Term Loan - In August 2016, Merger Sub entered into a credit agreement with various lenders, providing Merger Sub with term loans in the aggregate amount of $375 million upon the close of the Merger and the ability to draw additional funds through revolving loans of up to $25 million with a maturity date of August 2021. Upon consummation of the Merger, the Company assumed the obligations under the credit agreement (“Company Term Loan”). The interest rate associated with the credit agreement may be either the (i) Alternate Base Rate (ABR), which is defined as the highest of the higher of (a) Wall Street Journal Prime Rate and (b) the Federal Funds Rate plus 0.5%; the sum of adjusted LIBOR rate for one month plus 1.0%; and 2.0% plus an applicable margin of 8.5% or the (ii) Eurodollar rate, which is the adjusted LIBOR rate plus an applicable margin of 9.5%. The initial interest rate per annum shall depend on the election made on the initial borrowing request. Thereafter, the Company may elect a different rate which could be applied to different portions of the outstanding balance. As of December 31, 2017, the Company has elected for the Eurodollar interest rate. All of the obligations under the credit agreement are guaranteed by the Company and its subsidiaries. The credit agreement contains covenants related to requiring certain monthly, quarterly and annual financial information, in addition to restrictions on the incurrence of additional indebtedness, the payment of dividends, sale of assets, and entering into any merger or acquisition. As of December 31, 2017, the Company was in compliance with all covenants.
Under the Company Term Loan, the Company recorded a gross debt of $375 million and loan issuance costs of $13.8 million, which will be amortized to interest expense over the life of the loans using the effective interest method.
For the year ended December 31, 2017, the Company recognized interest expense of $43.4 million related to the Company Term Loan, which was comprised of $40.7 million of coupon interest expense and $2.7 million of debt issuance cost amortization. For the nine-month period ended September 30, 2017, the Company recognized interest expense of $32.3 million, which was comprised of $30.3 million of coupon interest expense and $2 million of debt issuance cost amortization.
Based on the elected interest rate in effect as of December 31, 2017, contractual future repayments in relation to the Company Term Loan are as follows for the years ending December 31 (in thousands):

	Principal	Interest	Total
2018	$—	$39,922	$39,922
2019	—	39,922	39,922
2020	—	40,031	40,031
2021	375,000	24,828	399,828
Total	$375,000	$144,703	$519,703
Based on rates for instruments with comparable maturities and credit quality, the estimated fair value of the Company’s total debt was $448.3 million as of December 31, 2017.
In February 2018, the Company entered into a new credit agreement and borrowed approximately $460 million (“New Term Loan”) at interest rate of 3.25%, plus LIBOR. This loan replaced the existing loan. Additionally, the credit agreement included a revolving line of credit (“Revolver”) of up to $35 million. Both the New Term Loan and Revolver have a maturity date of February 2025. The net amount received was $64.1 million, as the funds received from the New Term Loan were used in part to repay all amounts outstanding under the “Previous Term Loan” and pay fees and expenses associated with refinancing the transaction. None of the counterparties to the New Term Loan were counterparties to the Previous Term Loan. Therefore, in accordance with ASC 470-50 Debt - Modifications and Extinguishments, the Company has accounted for the payoff of the Previous Term Loan as an extinguishment of debt, and expensed unamortized debt issuance costs related to the Previous Term Loan of $21 million during the nine months ended September 30, 2018 (unaudited). Such amounts are presented within Loss on debt extinguishment on the Company’s consolidated statements of operations.
The credit agreement contains covenants related to requiring certain monthly, quarterly and annual financial information, in addition to restrictions on the incurrence of additional indebtedness, the payment of dividends, sale of assets, and entering into any merger or acquisition. As of September 30, 2018 (unaudited), the Company was in compliance with all financial covenants.
Under the Term Loan, the Company recorded a gross debt of $460 million and loan issuance costs of $9.3 million, which will be amortized to interest expense over the life of the loans using the effective interest method.
For the nine-month period ended September 30, 2018 (unaudited), the Company recognized interest expense of $17 million related to the Term Loan, which was comprised of $16.1 million of coupon interest expense and $0.9 million of debt issuance cost amortization.
Based on the elected interest rate in effect as of September 30, 2018 (unaudited), contractual future repayments in relation to the Company Term Loan are as follows for the years ending December 31 (in thousands):

	Principal	Interest	Total
2018	$—	$6,558	$6,558
2019	—	25,855	25,855
2020	—	25,654	25,654
2021	—	25,156	25,156
2022	—	24,672	24,672
Thereafter	460,000	50,388	510,388
Total	$460,000	$158,283	$618,283

9.	COMMITMENTS AND CONTINGENCIES

Leases - The Company leases its office facilities in San Mateo, California; Denver, Colorado; Portland, Oregon; Atlanta, Georgia; Paris, France; London, United Kingdom; Dublin, Ireland; Sydney, Australia; Farnborough, United Kingdom; Tokyo, Japan and Tel Aviv, Israel under operating lease agreements expiring through 2026. Under terms of the leases, the Company is responsible for certain insurance, property taxes, and maintenance expenses. Rent expense for non- cancellable operating leases with scheduled rent increases is recognized on a straight-line basis over the terms of the leases.

Rent expense under these operating leases for the nine-month periods ended September 30, 2018 (unaudited) and 2017 (unaudited), and the year ended December 31, 2017, was $9 million, $8.1 million, and $11 million, respectively.
As of September 30, 2018 (unaudited) and December 31, 2017, the Company had no capital leases. Future minimum operating lease payments are as follows for the years ending December 31 (in thousands):

	Minimum Lease Payments
	September 30, 2018 (unaudited)	December 31, 2017
2018	$2,791	$9,645
2019	12,436	10,653
2020	12,271	10,262
2021	12,089	10,382
2022	8,924	7,654
Thereafter	14,559	9,661
Total	$63,070	$58,257
Contractual Obligations and Commitments - Contractual agreements with third parties consist of hosting services, software licenses, maintenance and support for the Company’s operations. Future payments for non-cancellable contractual agreements are as follows (in thousands):

	Contractual Obligations
	September 30, 2018 (unaudited)	December 31, 2017
2018	$1,483	$11,867
2019	20,283	23,581
2020	22,854	19,054
2021	19,313	20,000
2022	20,000	21,500
Total	$83,933	$96,002

10.	STOCKHOLDERS’ EQUITY AND STOCK BASED COMPENSATION

Milestone Topco Inc. Long-Term Incentive Plan - The Board of Directors of Milestone Topco Inc., parent of the Company, has adopted the LTIP. Under the LTIP, certain employees of the Company and its subsidiaries were granted long-term target incentive cash awards of approximately $33.9 million, which will be payable upon continued employment and upon a liquidity event if a defined equity return multiple is achieved. The amount of cash award to be paid is equal to the target incentive multiplied by the difference between the defined equity return multiple and 1. As the multiple is tied to a liquidity event, any compensation charge associated with these awards is considered stock-based compensation in accordance with U.S. GAAP. Since a liquidity event is a contingent event and not considered probable until the event occurs, as discussed in Note 2, no compensation expense for the LTIP has been recognized for nine-month periods ended September 30, 2018 (unaudited) and 2017 (unaudited), and the year ended December 31, 2017.
Milestone Intermediate Holdings Inc. 2016 Stock Option Plan - The 2016 Stock Option Plan (“2016 Plan”) of Milestone Intermediate Holdings Inc., parent of the Company, provides for the grant of incentive stock options to the employees, directors, officers, consultants and advisors of Milestone Intermediate Holdings Inc. or its subsidiaries. 16,274 shares of common stock are reserved for issuance under the 2016 Plan.
Options granted are incentive stock options and shall be granted at a price not less than FMV on the date of grant. The options generally vest over 4 years and expire no later than 10 years from the date of grant.

Summary of Stock Option Activity - A summary of the stock option activity under the 2016 Plan and related information for the nine months ended September 30, 2018 (unaudited) and year ended December 31, 2017 is as follows:

	Number of Stock Options Outstanding (in thousands)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance as of December 31, 2016	7	$10,000	9.8	$—
Granted	5	10,111
Exercised	—	—
Cancelled/forfeited	(3)	10,000
Balance as of December 31, 2017	9	10,058	9.1	—

Exercisable as of December 31, 2017	1	10,000	8.8	—

Balance as of December 31, 2017	9	10,058	9.1	—
Granted (unaudited)	2	12,616
Exercised (unaudited)	—	10,122
Cancelled/forfeited (unaudited)	(1)	10,000
Balance as of September 30, 2018 (unaudited)	10	10,465	8.6	—

Exercisable as of September 30, 2018 (unaudited)	—	$10,000	8.1	$—

Option awards generally vest over a four-year period, with 25% vesting one year from date of grant and quarterly thereafter.
The weighted average grant date fair value of options granted during the period ended September 30, 2018 (unaudited) and year ended December 31, 2017 was $3,624 and $3,300, respectively.
Determining Fair Value of Stock Options - The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model. The following assumptions were used to estimate the fair value of options granted to employees:

	September 30, 2018 (unaudited)	December 31, 2017	September 30, 2017 (unaudited)
Expected term (in years)	6	6	6
Risk-free interest rate	2.21% - 2.78%	1.85% - 2.21%	1.85% - 2.21%
Expected volatility	36.02% - 40.38%	40.00% - 46.00%	45.64% - 46.00%
Expected dividend rate	—%	—%	—%
Risk-free interest rates are based on the Federal Reserve Bank of U.S. Treasuries in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the grant’s expected term. Expected volatility is a blended rate derived by relying on an average of the Company’s historical volatility and the historical volatilities of peer-group guideline companies. The Company uses the simplified method outlined in SEC Staff Accounting Bulletin No. 107 to estimate expected lives for options granted during the periods presented, wherein the expected term is the average of the weighted average vesting period and the contractual term.

As of September 30, 2018 (unaudited) and December 31, 2017, total unrecognized compensation cost related to unvested awards not yet recognized under the 2016 Plan was as follows:

	Unrecognized Expense (in thousands)		Weighted- Average Expected Recognition Period (in years)
	September 30, 2018 (unaudited)	December 31, 2017	September 30, 2018 (unaudited)	December 31, 2017
Stock options	$20,407	$23,136	2.40	3.15
Option awards generally vest over a four-year period, with 25% vesting one year from date of grant and monthly thereafter. Stock options granted under the Predecessor’s 2006 Plan provided option holders with an early exercise provision, where in the event of termination any exercised and unvested shares are subject to repurchase by the Predecessor at the original purchase price. This right of repurchase lapses as the option vests.
Stock Compensation Expense - The stock-based compensation expense included in operating results was allocated as follows (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2017	2017	2018
		(unaudited)
Cost of subscription and support revenue	$60	$80	$60
Cost of professional services and other revenue	—	—	—
Research and development	531	608	726
Sales and marketing	1,616	1,726	1,565
General and administrative	3,373	3,662	3,462
Total stock-based compensation expense	$5,580	$6,076	$5,813

11.	INCOME TAXES

The Company has recorded an income tax benefit of $0.7 million for the nine months ended September 30, 2018 (unaudited), and an income tax expense of $1.9 million for the nine months ended September 30, 2017 (unaudited). The effective tax rates remained close to zero at (0.7)% and 1.5% for the nine months ended September 30, 2018 (unaudited) and September 30, 2017 (unaudited), respectively, due to the Company’s valuation allowance. The September 30, 2018 (unaudited) income tax benefit is primarily due to the release of a valuation allowance that resulted from the acquisition of Bizible in April 2018. In connection with the acquisition of Bizible, a deferred tax liability was established for the book/tax basis differences related to the non-goodwill intangible assets. The net deferred tax liability from this acquisition created an additional source of income to realize deferred tax assets. As the Company continues to maintain a full valuation allowance against its deferred tax assets, this additional source of income resulted in the release of a portion of the Company’s previously recorded valuation allowance against deferred assets. Consistent with the applicable guidance the release of the valuation allowance caused by the acquisition was recorded in the consolidated financial statements outside of acquisition accounting (i.e. recorded as a $1.2 million income tax benefit to the consolidated statements of operations).
Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past for its entities in the US, Ireland, and Japan, the Company believes that it is not more likely than not that the deferred tax assets in these jurisdictions will be realized as of September 30, 2018. Accordingly, the Company has recorded a full valuation allowance on its net deferred tax assets in these jurisdictions. The Company has recorded a deferred tax asset of $0.3 million attributable to its entities in Israel, Australia, Canada, and UK as of September 30, 2018 (unaudited).

The Company has unrecognized tax benefits of $9.0 million, including interest and penalties of $0.4 million, as of September 30, 2018 (unaudited). $6.4 million of the total unrecognized tax benefit is presented as a reduction to the Company’s deferred tax assets in accordance with ASU 2013-11, while the remaining $2.8 million is presented as a separate liability on the Company’s balance sheets. The Company does not expect any material changes to the estimated amount of liability associated with its uncertain tax positions within the next 12 months.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. The SEC issued Staff Accounting Bulletin 118 in response, which allowed an entity to provide provisional calculations where the accounting under ASC 740 is incomplete with respect to certain income tax effects of the Act. As discussed in more detail below, the Company included provisional calculations for the income tax effects of the Act in its December 31, 2017 financial statements. The accounting for the income tax effects of the Act have subsequently been completed, and have resulted in no change from the provisional amounts reported as of December 31, 2017.

December 31, 2017 Income Tax Provision:

Pretax loss was as follows (in thousands):

Year Ended December 31, 2017
Loss before provision (benefit) for income taxes:
Domestic	$(143,558)
Foreign	(7,743)
Total	$(151,301)

The provision (benefit) for income taxes consists of the following (in thousands):

Year Ended December 31, 2017
Current tax provision:
Federal	$—
State	42
Foreign	2,185
Total current tax provision	2,227
Deferred tax benefit:
Federal	(1,662)
State	(283)
Foreign	(167)
Total deferred tax benefit	(2,112)
Total provision for income taxes	$115

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes consist of the following:

Year Ended December 31, 2017
Federal statutory rate	34.00%
Stock-based compensation	0.37
Valuation allowance	(23.74)
Foreign rate differential	(1.74)
Federal research and development credit	1.69
Impact of tax reform	(10.07)
Other	(0.59)
Effective income tax rate	(0.08)%

In connection with the acquisition of ToutApp, a deferred tax liability was established for the book/tax basis differences related to the non-goodwill intangible assets. The net deferred tax liability from this acquisition created an additional source of income to realize deferred tax assets. As the Company continues to maintain a full valuation allowance against its deferred tax assets, this additional source of income resulted in the release of the Company’s previously recorded valuation allowance against deferred assets. Consistent with the applicable guidance the release of the valuation allowance caused by the acquisition was recorded in the consolidated financial statements outside of acquisition accounting (i.e. recorded as a $1.9 million income tax benefit to the consolidated statements of operations).
December 31, 2017 Deferred Tax Assets and Liabilities:
The components of deferred tax assets and liabilities are as follows (in thousands):

Year Ended December 31, 2017
Deferred tax assets:
Accounts receivable principally due to allowance for doubtful accounts	$564
Compensated absences, principally due to accruals for financial reporting purposes	2,725
Net operating loss carryforwards	146,856
Federal tax credits	6,750
State tax credits net of federal benefit	4,996
Other deductible temporary differences	2,564
Foreign credit	24
Total deferred tax assets	164,479
Deferred tax liabilities:
Acquired intangible assets	(106,306)
Total deferred tax liabilities	(106,306)
Valuation allowance	(57,929)
Net deferred taxes	$244

The net valuation allowance increased by $35.1 million for the period ended December 31, 2017.
As of December 31, 2017, the Company’s deferred tax assets consist primarily of the federal and state net operating loss and research and development credit. In assessing the realizability of deferred tax assets, management determined that it is more likely than not that none of the deferred tax assets will be realized. Therefore, the Company has provided a full valuation allowance against the U.S. federal and state deferred tax assets at December 31, 2017.
On December 22, 2017, the Act was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, an

d a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017.
The Company has calculated its best estimate of the impact of the Act in its December 31, 2017 income tax provision in accordance with its understanding of the Act and guidance available as of the date of its 2017 filing. The provisional amount related to the remeasurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future was approximately $15.2 million with a corresponding and fully offsetting adjustment to our valuation allowance for the year ended December 31, 2017. The Company does not expect a material impact related to the one-time transition tax on the mandatory deemed repatriation of foreign earnings.
On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a company does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In accordance with SAB 118, the Company has determined that the adjustment to its deferred taxes was a provisional amount and a reasonable estimate at December 31, 2017. The Tax Act creates a new requirement that certain income (i.e., “GILTI”) earned by controlled foreign corporations (“CFCs”) must be included currently in the gross income of the CFCs’ U.S. shareholder. The Company’s selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing its global income to determine whether it expects to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. Because whether the Company expects to have future U.S. inclusions in taxable income related to GILTI depends on not only its current structure and estimated future results of global operations but also its intent and ability to modify its structure and/or its business, the Company is not yet able to reasonably estimate the effect of this provision of the Tax Act. Therefore, as of December 31, 2017, the Company has not made any adjustments related to potential GILTI tax in its financial statements and have not made a policy decision regarding whether to record deferred taxes on GILTI.
In general, it is the Company’s practice and intention to reinvest the earnings of its non-U.S. subsidiaries in those operations. Undistributed earnings of foreign subsidiaries are immaterial for all periods presented.
The Company had net operating loss carryforwards as follows (in thousands):

Year Ended December 31, 2017
Federal	$540,637
State	416,962
Foreign	56,200
Total	$1,013,799

Net operating loss carryforwards are available to offset future federal, state and foreign taxable income. Federal and state net operating loss carryforwards begin to expire in 2026 and 2017, respectively. Ireland net operating loss carryforwards do not expire. Japan net operating loss carryforwards begin to expire in 2022.
The Company had research and development credit carryforwards as follows (in thousands):

Year Ended December 31, 2017
Federal	$6,750
California	6,323
International	24
Total	$13,097

Federal, California and foreign research and development tax credit carryforwards are available to reduce future regular income taxes. Federal research and development credit carryforwards begin to expire in 2026. California research and development tax credit carryforwards do not expire.
Federal and California laws impose restrictions on the utilization of net operating loss carryforwards and R&D credit carryforwards in the event of a change in ownership of the Company, which constitutes an ‘ownership change’ as defined by Internal Revenue Code Sections 382 and 383. The Company experienced an ownership change in the past that does not materially impact the availability of its net operating losses and tax credits. The amounts indicated in the above tables reflect reduction of approximately $0.4 million of net operating losses and $8,000 of research and development credits as a result of previous ownership changes that the Company experienced. Nevertheless, should there be an ownership change in the future, the Company’s ability to utilize existing carryforwards could be substantially restricted.
The Company files tax returns in the US, certain states, Israel, Ireland, Australia, United Kingdom and Japan. All of the tax years, from the date of inception, are open for examination.
The following table summarizes the activity related to unrecognized tax benefits (in thousands):

Year Ended December 31, 2017
Unrecognized benefit - beginning of period	$6,094
Gross increases (decreases) - prior period tax positions	(1,117)
Gross increases (decreases) - current period tax positions	1,829
Unrecognized benefit - end of period	$6,806

$2.3 million of the $6.8 million of unrecognized tax benefits would affect the Company’s effective tax rate, which relates to foreign withholding taxes and intercompany interests as of December 31, 2017. The rest is accounted for as a reduction in the Company’s deferred tax assets. Due to the Company’s valuation allowance, none of the unrecognized tax benefits would affect the Company’s effective tax rate.
The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2017, the Company has accrued $0 for payment of interest of penalties related to unrecognized tax benefits.
The Company does not expect any significant change in its unrecognized tax benefits during the next twelve months following December 31, 2017.

12.	RELATED PARTY

During the periods presented, the Company paid for consulting services and other expenses related to services provided by a subsidiary of Vista. The total expenses incurred by the Company for services provided by Vista for the nine-month periods ended September 30, 2018 (unaudited) and 2017 (unaudited), and the year ended December 31, 2017, were $0.9 million, $0.9 million, and $1.5 million, respectively. These costs were included in general and administrative expenses.

13.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 23, 2018, the date the consolidated financial statements as of and for the year ended December 31, 2017, were available for issuance. As discussed in Note 8, in February 2018, the Company entered into a credit agreement and borrowed approximately $460 million at interest rate of 3.25%, plus LIBOR. Additionally, the credit agreement included a revolving line of credit of up to $35 million.

The Company has evaluated subsequent events through January 14, 2019, the date the condensed consolidated financial statements as of and for the nine months ended September 30, 2018, were available for issuance. In October 2018, the Company was acquired by Adobe Inc. for $4.74 billion (unaudited). As part of the transaction, all outstanding stock options and LTIP were paid out, as well as the remaining non-controlling interest in the KK joint venture.
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